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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated May 31, 1996, except for Note 12, as to which the date is June 27, 1996, relating to the financial statements of EarthLink Network, Inc., which appears in such Prospectus.
We also consent to the application of such report to the Financial Statement Schedule for the period from inception through December 31, 1994 and the year ended December 31, 1995 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PRICE WATERHOUSE LLP

Costa Mesa, California
June 27, 1996